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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-1412
                         _____________________________


                               M.H. RHODES, INC.
             ______________________________________________________
             (Exact name of registrant as specified in its charter)

            99 Thompson Road, Avon, Connecticut 06001 (860) 673-3281
    ________________________________________________________________________
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $1.00 par value
            ________________________________________________________
            (Title of each class of securities covered by this Form)

                                      N/A
      ___________________________________________________________________
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6            [ ]
               Rule 12h-3(b)(1)(i)  [X]

                    Approximate number of holders of record
                  as of the certification or notice date:  One
                                                           ___

Pursuant to the requirements of the Securities Exchange Act of 1934, M.H. Rhodes, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: July 3, 1998                      BY:    /s/ Joseph L. Morelli
                                           ______________________________
                                                   Joseph L. Morelli
                                                   President